SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549

                                       FORM 8-K

                                    CURRENT REPORT


                        Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934


                          Date of Report:  October 15, 1997

                              ADVANCED NMR SYSTEMS, INC.
                              --------------------------
                (Exact Name of Registrant as Specified in Its Charter)


                 Delaware               0-11914           22-2457487
                 --------               -------           ----------
          (State or other juris-      (Commission        (IRS Employer
         diction of incorporation     File Number)    Identification No.)
             or organization)


                  46 Jonspin Road,  Wilmington, Massachusetts  01887
                  --------------------------------------------------
                       (Address of principal executive offices)



          Registrants Telephone Number including Area Code:  (508) 657-8876
                                                            ---------------

          ITEM 5.   OTHER EVENTS
                    ------------

                    On September 12, 1997, Advanced NMR Systems, Inc. ("ANMR") entered into a Settlement Agreement with Medical Diagnostics, Inc. and certain of its affiliates ("MDI") and Raytel Medical Corporation and certain of its affiliates ("Raytel") whereby all the lawsuits (the "Raytel Litigations") between MDI and Raytel were dismissed with prejudice. Also, as part of the Settlement Agreement, Stipulations of Dismissal were subsequently filed on September 18, 1997. For background of these litigations, see Item 3 to the ANMR Form 10-K for the fiscal year ended September 30, 1996 and Note 6 to the financial statements in the ANMR Form 10-QA for the quarter ended March 31, 1997.

                    MDI had been a wholly-owned subsidiary of ANMR until the February 1997 acquisition of MDI by US Diagnostic Inc. ("USD"), pursuant to a Merger Agreement between ANMR and USD.
          The Merger Agreement included indemnifications by ANMR of USD from certain potential liabilities of MDI, including liabilities arising from the Raytel Litigations. To secure its indemnification of USD for the Raytel Litigations, ANMR placed
          $1 million of the merger proceeds, plus its 1,250,000 shares of Common Stock of its subsidiary Advanced Mammography Systems, Inc. ("AMS"), in a blocked account. As a result of the Settlement Agreement, the $1 million and the AMS shares are to be released to ANMR from the blocked account, and 50% of the approximately $530,000 held in a separate escrow account from settlement of an earlier litigation between MDI and Raytel is to be released to ANMR.


          ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS
                    ---------------------------------

                    (c)  Exhibits

                         99.  Press Release, dated October 15, 1997

                                      SIGNATURES
                                      ----------


               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             Advanced NMR Systems, Inc.




          Date: October 15, 1997             By: /s/ Jack Nelson
                                                ---------------------------
                                                   Jack Nelson,
                                                   President